Exhibit 4.2

AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT

dated as of December 8, 2014

made by

WHITING PETROLEUM CORPORATION,

WHITING OIL AND GAS CORPORATION

and

Each of the Other Obligors (as defined herein)

In Favor of

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Other Definitional Provisions	4
Section 1.03	Rules of Interpretation	4

ARTICLE II
GUARANTEE

Section 2.01	Guarantee	4
Section 2.02	Right of Contribution	5
Section 2.03	No Subrogation	5
Section 2.04	Amendments, Etc.	6
Section 2.05	Waivers	6
Section 2.06	Guaranty Absolute and Unconditional	6
Section 2.07	Payments	8

ARTICLE III
GRANT OF SECURITY INTEREST

Section 3.01	Grant of Security Interest	8
Section 3.02	Transfer of Pledged Securities	8

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Title; No Other Liens	9
Section 4.02	Perfected First Priority Liens	9
Section 4.03	Obligor Information	9
Section 4.04	Pledged Securities	9
Section 4.05	Benefit to the Guarantor	10
Section 4.06	Solvency	10

ARTICLE V
COVENANTS

Section 5.01	Maintenance of Perfected Security Interest; Further Documentation	10
Section 5.02	Filing Office	11
Section 5.03	Pledged Securities	11

ARTICLE VI
REMEDIAL PROVISIONS

Section 6.01	Code and Other Remedies	12
Section 6.02	Pledged Securities	13
Section 6.03	Private Sales of Pledged Securities	15
Section 6.04	Deficiency	15
Section 6.05	Non-Judicial Enforcement	15

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01	Administrative Agent’s Appointment as Attorney-in-Fact, Etc.	16
Section 7.02	Duty of Administrative Agent	17

i

Annexes, Exhibits and Schedules

Annex I	Form of Assumption Agreement
Annex II	Form of Supplement
Annex III	Form of Supplemental Pledge Agreement

Schedule 1	Notice Addresses of Obligors
Schedule 2	Description of Pledged Securities
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Location of Jurisdiction of Organization and Chief Executive Office

Exhibit A	Acknowledgment and Consent

ii

This AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT is dated as of December 8, 2014, and is by Whiting Petroleum Corporation, a Delaware corporation (the “Parent Guarantor”), Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), and each of the signatories hereto (the Borrower and each of the signatories hereto, together with any other Restricted Subsidiary of the Parent Guarantor that becomes a party hereto from time to time after the date hereof, the “Obligors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Sixth Amended and Restated Credit Agreement dated as of August 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent Guarantor, the Lenders, the Administrative Agent, and the other Agents party thereto.

RECITALS

A. The Parent Guarantor and the Borrower have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of the Credit Agreement.

C. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Obligors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Guaranteed Creditors.

D. Now, therefore, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Obligor hereby agrees with the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and all uncapitalized terms which are defined in the UCC on the date hereof are used herein as so defined.

(b) The following terms have the following meanings:

“Agreement” means this Amended and Restated Guaranty and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Assumption Agreement” means an Assumption Agreement substantially in the form attached hereto as Annex I.

“Bankruptcy Code” means Title 11, United States Code, as amended from time to time.

“Borrower Obligations” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of the Credit Parties (including, without limitation, all Indebtedness) of every kind or description arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans, LC Exposure, Treasury Management Agreements, and all other obligations and liabilities of the Credit Parties (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Guaranteed Documents, whether on account of principal, interest, premium, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Credit Parties pursuant to the terms of any Guaranteed Documents).

“Collateral” has the meaning assigned such term in Section 3.01.

“Existing Guaranty Agreement” means that certain Guaranty and Pledge Agreement dated October 15, 2010 among Parent Guarantor, Borrower and Administrative Agent, as the same may have been amended, supplemented or otherwise modified prior to the date hereof.

“Guaranteed Creditors” means the collective reference to the Administrative Agent, the Lenders, and the Lenders and Affiliates of Lenders that are parties to Guaranteed Swap Agreements.

“Guaranteed Documents” means the collective reference to the Credit Agreement, the other Loan Documents, each Guaranteed Swap Agreement and any other document made, delivered or given in connection with any of the foregoing.

“Guaranteed Swap Agreement” means any Swap Agreement between the Borrower, the Parent Guarantor, or any Restricted Subsidiary on one hand and any Lender or any Affiliate of any Lender on the other hand, entered into while such Person (or, in the case of an Affiliate of a Lender, the Person affiliated therewith) is a Lender, including any Swap Agreement between such Persons in existence prior to the date hereof. For the avoidance of doubt, a Swap Agreement shall continue to be a Guaranteed Swap Agreement if the Person that is the counterparty to the Parent Guarantor, the Borrower or a Restricted Subsidiary under a Swap Agreement ceases to be a Lender under the Credit Agreement (or, in the case of an Affiliate of a Lender, the Person affiliated therewith ceases to be a Lender under the Credit Agreement).

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with any Guaranteed Document to which such Guarantor is a party, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor that are required to be paid by a Guarantor pursuant to the terms of any Guaranteed Document).

“Guarantors” means the collective reference to each Obligor (other than the Borrower) and all Subsidiary Guarantors.

“Issuers” means the collective reference to each issuer of a Pledged Security.

“LLC” means, with respect to each Pledgor, each limited liability company described or referred to in Schedule 2 in which such Pledgor has an interest.

“LLC Agreement” means each operating agreement relating to an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means: (a) in the case of the Borrower, the Borrower Obligations and (b) in the case of each Guarantor, its Guarantor Obligations.

“Obligor Claims” has the meaning assigned to such term in Section 8.01.

“Partnership” means, with respect to each Pledgor, each partnership described or referred to in Schedule 2 in which such Pledgor has an interest.

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Pledged LLC Interests” means, with respect to each Pledgor, all right, title and interest of such Pledgor as a member of each LLC and all right, title and interest of any Pledgor in, to and under each LLC Agreement.

“Pledged Partnership Interests” means, with respect to each Pledgor, all right, title and interest of such Pledgor as a limited or general partner in all Partnerships and all right, title and interest of such Pledgor in, to and under the Partnership Agreements.

“Pledged Securities” means: (a) the Equity Interests described or referred to in Schedule 2 (as the same may be supplemented from time to time pursuant to a Supplement in substantially the form of Annex II or Annex III) (in the case of any Equity Interests that are Equity Interests in a Foreign Subsidiary or a FSHCO, limited to sixty six percent (66%) of all the issued and outstanding shares of all classes of the Equity Interests of such Foreign Subsidiary or FSHCO); and (b) (i) the certificates or instruments, if any, representing such Equity Interests, (ii) all dividends (cash, Equity Interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and Property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, (iii) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties, (iv) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition and (v) all security entitlements in respect of any of the foregoing, if any.

“Pledgor” means any Obligor that now or hereafter pledges Pledged Securities hereunder or pursuant to Section 8.13 of the Credit Agreement.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Supplement” means a Supplement substantially in the form attached hereto as Annex II.

“Supplemental Pledge Agreement” means a Supplemental Pledge Agreement substantially in the form attached hereto as Annex III.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Guaranteed Creditors’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

Section 1.02 Other Definitional Provisions. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, refer to such Pledgor’s Collateral or the relevant part thereof.

Section 1.03 Rules of Interpretation. Section 1.04 and Section 1.05 of the Credit Agreement are hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

ARTICLE II

GUARANTEE

Section 2.01 Guarantee.

(a) Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Guaranteed Creditors and each of their respective successors and permitted assigns, the prompt and complete payment in cash and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in any other Guaranteed Document to the contrary notwithstanding, (i) the maximum liability of each Guarantor hereunder and under the other Guaranteed Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.02), and (ii) the maximum liability of each of Kodiak, Holdco (US) and their Subsidiaries hereunder and under the other Guaranteed Documents shall in no event exceed, as to each such Person, the maximum amount which such Person may guarantee without violation of the Kodiak Indentures.

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article II or affecting the rights and remedies of any Guaranteed Creditor hereunder.

(d) Each Guarantor agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee. The guarantee contained in this Article II shall remain in full force and effect until all the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments are terminated, notwithstanding that from time to time during the term of the Credit Agreement, Borrower Obligations might not be outstanding.

(e) No payment made by any Obligor, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, are paid in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments are terminated.

Section 2.02 Right of Contribution. Subject to the limitations in Section 2.01(b) hereof, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution also shall be subject to the terms and conditions of Section 2.03. Except as set forth in Section 2.01(b) hereof, the provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Creditors, and each Guarantor shall remain liable to the Guaranteed Creditors for the full amount guaranteed by such Guarantor hereunder.

Section 2.03 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Creditor, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Creditor against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Creditor for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Creditors by the Borrower on account of the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, are paid in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, shall not have been paid in full in cash, any Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) or any of the Commitments are in effect, such amount shall be held by such Guarantor in trust for the Guaranteed Creditors, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.

Section 2.04 Amendments, Etc. Each Guarantor shall remain obligated hereunder, and such Guarantor’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against any Guarantor and without notice to, demand upon or further assent by any Guarantor (which notice, demand and assent requirements are hereby expressly waived by such Guarantor), (a) any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor or otherwise and any of the Borrower Obligations continued; (b) the Borrower Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Guaranteed Creditor; (c) any Guaranteed Document may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors and any other required parties may deem advisable from time to time; (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released; (e) any additional guarantors, makers or endorsers of the Borrower’s Obligations may from time to time be obligated on the Borrower’s Obligations or any additional security or collateral for the payment and performance of the Borrower’s Obligations may from time to time secure the Borrower’s Obligations; and (f) any other event shall occur which constitutes a defense or release of sureties generally. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Article II or any Property subject thereto.

Section 2.05 Waivers. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Guaranteed Creditor upon the guarantee contained in this Article II or acceptance of the guarantee contained in this Article II; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article II and no notice of creation of the Borrower Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Guaranteed Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article II. Except as otherwise provided in the Credit Agreement, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.

Section 2.06 Guaranty Absolute and Unconditional.

(a) Each Guarantor understands and agrees that the guarantee contained in this Article II is, and shall be construed as, a continuing, completed, absolute and unconditional guarantee of payment, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations (other than a defense of payment or performance) arising in connection with or in respect of any of the following and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following:

(i) the invalidity or unenforceability of any Guaranteed Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor;

(ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Guaranteed Creditor;

(iii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest therein) in or as a result of such proceeding;

(iv) any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders of the Borrower or any other Guarantor;

(v) any change in the corporate existence (including its constitution, laws, rules, regulations or power), structure or ownership of any Obligor or in the relationship between the Borrower and any Obligor;

(vi) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Guarantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations;

(vii) the absence of any attempt to collect the Obligations or any part of them from any Obligor;

(viii) (A) any Guaranteed Creditor’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (B) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (C) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guaranteed Creditor’s claim (or claims) for repayment of the Obligations; (D) any use of cash collateral under Section 363 of the Bankruptcy Code; (E) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; (F) the avoidance of any Lien in favor of the Guaranteed Creditors or any of them for any reason; or (G) failure by any Guaranteed Creditor to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding; or

(ix) any other circumstance or act whatsoever, including any action or omission of the type described in Section 2.04 (with or without notice to or knowledge of the Borrower or such Guarantor), which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Article II, in bankruptcy or in any other instance.

(b) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Creditor may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.07 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, without set-off, deduction or counterclaim in dollars, in immediately available funds, at the offices of the Administrative Agent specified in Section 12.01 of the Credit Agreement.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.01 Grant of Security Interest. Each Pledgor hereby pledges and assigns to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, a security interest in all of the following Property now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a) all Pledged Securities; and

(b) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing,

provided, however, that notwithstanding anything to the contrary, in no event shall (i) any Lien granted by Kodiak, Holdco (US) or any of their Subsidiaries hereunder or under any other Security Instrument or (ii) any Lien granted on the Equity Interests of Kodiak, Holdco (US) or any of their Subsidiaries hereunder or under any other Security Instrument, in either case secure Obligations in an amount in excess of the maximum amount which such Person may secure by granting a Lien on its assets, or that may be secured by a Lien on the Equity Interests of such Person, in each case without violation of the Kodiak Indentures.

Section 3.02 Transfer of Pledged Securities. To the extent the Pledged Securities constitute “securities” under Article 8 of the UCC, all certificates or instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, at the Administrative Agent’s sole discretion, to the extent the Pledged Securities constitute “securities” under Article 8 of the UCC, all such Pledged Securities must be delivered or transferred in such manner as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8.303 of the UCC (if the Administrative Agent otherwise qualifies as a protected purchaser). During the continuance of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Securities, subject only to the revocable rights specified in Section 6.03. In addition, during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Securities for certificates or instruments of smaller or larger denominations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Lenders (and their Affiliates) to enter into Guaranteed Swap Agreements, each Obligor hereby represents and warrants that on the date of each Loan, issuance, amendment (to increase the amount or extend the term), renewal or extension of any Letter of Credit (it being understood that solely the Company Representations and the Specified Representations shall be made with respect to Kodiak and its Subsidiaries on the Closing Date):

Section 4.01 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Guaranteed Creditors pursuant to this Agreement, such Pledgor is the record and beneficial owner of its respective items of the Collateral free and clear of any and all Liens (other than Liens permitted by the Credit Agreement) and has the power to grant a security interest in each item of the Collateral in which a Lien is granted by it hereunder. As of the date hereof, no valid financing statement with respect to all or any part of the Collateral is in effect and on file or of record in any public office, except (i) such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, pursuant to this Agreement or the Security Instruments and (ii) in connection with the Existing Credit Agreement.

Section 4.02 Perfected First Priority Liens. As of the date hereof, the security interests granted pursuant to this Agreement (a) upon the completion of the filings and the other actions specified on Schedule 3 constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Pledgor and any Persons purporting to purchase any Collateral from such Pledgor and (b) are prior to all other Liens on the Collateral in existence on the date hereof (other than Liens permitted by the Credit Agreement).

Section 4.03 Obligor Information. On the date hereof, the correct legal name of such Obligor, all names that such Obligor has used in the last five years, such Obligor’s jurisdiction of organization and each jurisdiction of organization of such Obligor over the last five years, organizational number, taxpayor identification number are specified on Schedule 4.

Section 4.04 Pledged Securities.

(a) As of the date hereof, the Pledged Securities required to be pledged hereunder and under the Credit Agreement by such Pledgor are listed in Schedule 2. The shares of Pledged Securities pledged by such Pledgor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Pledgor (or in the case of any Issuer that is a Foreign Subsidiary or FSHCO, sixty six percent (66%) of all the issued and outstanding shares of all classes of the Equity Interests of such Foreign Subsidiary or FSHCO). All the shares of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable (except as otherwise provided by law); and such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free and clear of any and all Liens, except the security interest created by this Agreement and Liens permitted by the Credit Agreement, and has the power to pledge the Pledged Securities in which a Lien is granted by it hereunder.

(b) Except as otherwise disclosed to the Administrative Agent from time to time, there are no restrictions on transfer (that have not been waived or otherwise consented to) in the applicable LLC Agreement governing any Pledged LLC Interest and the applicable Partnership Agreement governing any Pledged Partnership Interest or any other agreement relating thereto which would limit or restrict (i) the grant of a security interest in the Pledged LLC Interests and the Pledged Partnership Interests, (ii) the perfection of such security interest or (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests and the Pledged Partnership Interests, in each case, as contemplated by this Agreement. Upon the exercise of remedies in respect of the Pledged LLC Interests and the Pledged Partnership Interests, a transferee or assignee of a membership interest or partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Pledgor, such Pledgor ceases to be a member or partner, as the case may be.

Section 4.05 Benefit to the Guarantor. The Borrower is a member of an affiliated group of companies that includes each Guarantor and the Borrower and the other Guarantors are engaged in related businesses. Each Guarantor is related to the Borrower and its guaranty and surety obligations pursuant to this Agreement is expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 4.06 Solvency. Each Obligor (a) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement (after giving effect to Section 2.01(e)), (b) is not engaged in business or a transaction, or about to engage in a business or a transaction, for which any Property remaining with it constitute unreasonably small capital, and (c) does not intend to incur, or believe it will incur, Debt that will be beyond its ability to pay as such Debt matures.

ARTICLE V

COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, shall have been paid in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments shall have terminated:

Section 5.01 Maintenance of Perfected Security Interest; Further Documentation. In the case of each Pledgor, such Pledgor agrees that:

(a) it shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.02 and shall defend such security interest against the claims and demands of all Persons whomsoever, other than holders of Liens permitted by the Credit Agreement.

(b) Not more than once in any 12 month period (except following the occurrence and continuance of an Event of Default, in which case upon request of the Administrative Agent), it will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Pledgor, it will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the delivery of certificated securities, if any, and the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

Section 5.02 Filing Office. Such Obligor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Obligor is organized.

Section 5.03 Pledged Securities. In the case of each Pledgor, such Pledgor agrees that:

(a) if such Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Securities, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Guaranteed Creditors, hold the same in trust for the Guaranteed Creditors, segregated from other Property of such Pledgor, and deliver the same, promptly to the Administrative Agent in the exact form received, duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided, however, that upon the occurrence of the aforementioned, such Pledgor shall execute a Supplemental Pledge Agreement, substantially in the form attached hereto as Annex III.

(b) Without the prior written consent of the Administrative Agent, such Pledgor will not unless otherwise expressly permitted hereby or under the other Loan Documents, (i) at such time as an Event of Default has occurred and is continuing, vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof except for any agreement or instrument of a type contemplated by Section 9.15 of the Credit Agreement or in respect of any other transaction otherwise permitted in the Credit Agreement.

(c) in the case of each Pledgor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.03(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 6.02(d) and Section 6.03 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.02(d) or Section 6.03 with respect to the Pledged Securities issued by it. In the case of any Issuer that is not a Pledgor hereunder, such Pledgor shall promptly cause such Issuer to execute and deliver to the Administrative Agent an Acknowledgment and Consent in substantially the form of Exhibit A.

(d) in the case of each Pledgor that is a partner in a Partnership, such Pledgor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be, following the exercise of remedies hereunder in connection with the occurrence and continuation of an Event of Default. In the case of each Pledgor that is a member of an LLC, such Pledgor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of such LLC following the exercise of remedies hereunder in connection with the occurrence and continuation of an Event of Default.

(e) such Pledgor shall furnish to the Administrative Agent such stock powers and other instruments as may be required by the Administrative Agent to assure the transferability of the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.

(f) During an Event of Default, such Pledgor will not permit any Issuer of any of the Pledged Securities to issue any new shares of any class of Equity Interests of such Issuer without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.01 Code and Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default,

the Administrative Agent, on behalf of the Guaranteed Creditors, may exercise, in addition to all other rights and remedies granted to them in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances (i.e., during the continuance of an Event of Default) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Guaranteed Creditor or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Guaranteed Creditor shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby waived and released (to the extent permitted by law). If applicable to any particular item of Collateral, each Pledgor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Pledgor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Pledgor, including any equity or right of redemption, stay or appraisal which Pledgor has or may have under any rule of law, regulation or statute now existing or hereafter adopted (and such Pledgor hereby waives any rights it may have in respect thereof). Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.01, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Guaranteed Creditors hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 10.02(c) of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required in connection therewith by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Pledgor. To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any Guaranteed Creditor arising out of the exercise by them of any rights. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. For the avoidance of doubt, the remedies set forth in this Section 6.01(a) shall only be pursued during the continuance of an Event of Default.

(b) In the event that the Administrative Agent elects not to sell the Collateral in connection with the exercise of remedies pursuant to Section 6.01(a), the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.

(c) In furtherance of and in connection with this Section 6.01, the Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 6.02 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Pledgor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.01(a), each Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer and to exercise all voting, consent and corporate, partnership or limited liability rights with respect to the Pledged Securities; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Pledgor that would violate any provision of the Credit Agreement, this Agreement or any other Loan Document or, during an Event of Default, without the prior consent of the Administrative Agent, enable or permit any issuer of Pledged Securities to issue any Equity Interest or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interest of any issuer of Pledged Securities other than as permitted by the Credit Agreement. During an Event of Default, any sums paid upon or in respect of any Pledged Securities upon the liquidation or dissolution of any issuer of any Pledged Securities, any distribution of capital made on or in respect of any Pledged Securities or any property distributed upon or with respect to any Pledged Securities pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Securities or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Securities shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of such Pledgor, as additional security for the Obligations.

(b) During the continuance of an Event of Default, upon notice by the Administrative Agent of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments, Property or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Borrower Obligations in accordance with Section 10.02(c) of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and (iii) the Administrative Agent or its nominee may exercise (A) all voting, consent, corporate, partnership or limited liability and other rights pertaining to such Pledged Securities at any meeting of shareholders, partners or members (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Pledgor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for Property actually received by it, but the Administrative Agent shall have no duty to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) During the continuance of an Event of Default, until the payment in full in cash of the Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, and in order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Pledgor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Securities and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Securities would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Securities on the record books of the Issuer thereof) by any other Person (including the Issuer of such Pledged Securities or any officer or agent thereof).

(d) Each Pledgor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Pledgor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing (a copy of which instructions shall also be provided by the Administrative Agent to the relevant Pledgor) that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends with respect to the Pledged Securities directly to the Administrative Agent, if requested by the Administrative Agent pursuant to the instruction above.

(e) Upon the occurrence and during the continuance of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Pledgor in respect thereof to exercise the voting and other consensual rights which such Pledgor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 6.03 Private Sales of Pledged Securities.

(a) Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. For the avoidance of doubt, the terms of Section 6.03(a) and (b) shall only apply during the continuance of an Event of Default.

(b) Each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.03 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Pledgor further agrees that a breach of any of the covenants contained in this Section 6.03 will cause irreparable injury to the Guaranteed Creditors, that the Guaranteed Creditors have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.03 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

Section 6.04 Deficiency. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Guaranteed Creditor to collect such deficiency.

Section 6.05 Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Pledgor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, exercisable during an Event of Default, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without assent by such Pledgor (but with notice provided to such Pledgor in each case) to do any or all of the following:

(i) unless being disputed in accordance with or as otherwise permitted by the Credit Agreement, pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement or any other Loan Document and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 6.01 or Section 6.03, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) in the name of such Pledgor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to any Collateral and commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Guaranteed Creditors’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

Anything in this Section 7.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.01(a) unless an Event of Default shall have occurred and be continuing.

(b) During an Event of Default, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply on behalf of the relevant Obligor, or otherwise cause performance or compliance on behalf of the relevant Obligor, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.01, together with interest thereon at a rate per annum equal to the post-default rate specified in Section 3.02(c) of the Credit Agreement, but in no event to exceed the Highest Lawful Rate, from the date of the relevant Obligor’s receipt of a written invoice in reasonable detail from the Administrative Agent to the date reimbursed by such Obligor, shall promptly be paid by such Obligor to the Administrative Agent.

(d) Each Obligor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in compliance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, are paid in full in cash.

Section 7.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar Property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any Guaranteed Creditor nor any of their Related Parties shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Guaranteed Creditors hereunder are solely to protect the Administrative Agent’s and the Guaranteed Creditors’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Guaranteed Creditor to exercise any such powers. The Administrative Agent and the Guaranteed Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Related Parties shall be responsible to any Obligor for any act or failure to act hereunder, except for their own gross negligence, bad faith, breach of contract or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent shall, except as specifically set forth in this Agreement and the other Loan Documents, be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Pledgor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Obligor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any Guaranteed Creditor to proceed against any Obligor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any Guaranteed Creditor now has or may hereafter have against each Obligor, any Obligor or other Person.

Section 7.03 Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Pledgor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 7.04 Authority of Administrative Agent. Each Obligor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Guaranteed Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Obligors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Creditors with full and valid authority so to act or refrain from acting, and no Obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII

SUBORDINATION OF INDEBTEDNESS

Section 8.01 Subordination of All Obligor Claims. As used herein, the term “Obligor Claims” shall mean all debts and obligations of the Borrower or any other Obligor to any other Obligor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by.

Section 8.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings of any Obligor, the Administrative Agent on behalf of the Administrative Agent and the Guaranteed Creditors shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Obligor Claims. Effective upon the occurrence of an event described in the prior sentence, each Obligor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Administrative Agent and the Guaranteed Creditors for application against the Borrower Obligations as provided under Section 10.02(c) of the Credit Agreement. After the occurrence of an event described in the first sentence of this Section 8.02, should any Agent or Guaranteed Creditor receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Obligor, and which, as between such Obligors, shall constitute a credit upon the Obligor Claims, then upon payment in full in cash of the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, the expiration of all Letters of Credit (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) outstanding under the Credit Agreement and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Guaranteed Creditors to the extent that such payments to the Administrative Agent and the Guaranteed Creditors on the Obligor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Guaranteed Creditors had not received dividends or payments upon the Obligor Claims.

Section 8.03 Payments Held in Trust. In the event that notwithstanding Section 8.01 and Section 8.02, any Obligor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the Guaranteed Creditors an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Guaranteed Creditors; and each Obligor covenants promptly to pay the same to the Administrative Agent.

Section 8.04 Liens Subordinate. Each Obligor agrees that, until the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, are paid in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and the termination of all of the Commitments, any Liens securing payment of the Obligor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Obligor, the Administrative Agent or any Guaranteed Creditor presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent and until the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, are paid in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments are terminated, no Obligor shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Obligor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Waiver. No failure on the part of the Administrative Agent or any Guaranteed Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy or any abandonment or discontinuance of steps to enforce such right, power, privilege or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Agreement or any other Loan Document preclude or be construed as a waiver of any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.

Section 9.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (or other such address as provided by such Guarantor to the Administrative Agent).

Section 9.03 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.

Section 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon the Obligors and their successors and assigns and shall inure to the benefit of the Administrative Agent and the Guaranteed Creditors and their respective successors and assigns.

Section 9.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document to which it is a party shall be considered to have been relied upon by the Administrative Agent, the other Agents, the Issuing Bank and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the other Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, is outstanding and unpaid or any Letter of Credit is outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and so long as the Commitments have not expired or terminated.

(b) To the extent that any payments on the Guarantor Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Guarantor Obligations so satisfied shall be revived and continue (including without limitation all Guarantor Obligations arising under Article II hereof) as if such payment or proceeds had not been received and the Administrative Agent’s and the Guaranteed Creditors’ Liens, security interests, rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Guaranteed Creditors to effect such reinstatement.

Section 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents (other than the Letters of Credit and the Letter of Credit Agreements) represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by e-mail or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender (and each of its Affiliates that is party to a Guaranteed Swap Agreement) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any deposits held in any trustee, agency, fiduciary or other capacity for the benefit of one or more third parties) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender (or Affiliate that is party to such Guaranteed Swap Agreement) to or for the credit or the account of any Obligor against any of and all the obligations of the Obligor owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Affiliates may have. Any Lender or Affiliate that exercises a right of setoff under this section shall provide the Obligor prompt written notice thereof, it being understood that the failure to do so shall not impair the effectiveness of any such setoff in accordance with this Section.

Section 9.09 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (i) THE DETERMINATION OF THE ACCURACY OF ANY COMPANY REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE PARENT GUARANTOR HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE PSA OR THERE IS A FAILURE OF A CONDITION PRECEDENT TO THE PARENT GUARANTOR’S OBLIGATIONS UNDER THE PSA AND (ii) TO THE EXTENT THERE IS A DISPUTE HEREUNDER AS TO THE SPECIFIC QUESTION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PSA, THEN EACH OF THE FOREGOING, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS SUCH AS THE PSA (INCLUDING DELAWARE CASE LAW), WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF DELAWARE AND PROVIDED FURTHER THAT MATTERS SUBJECT TO OR CONTEMPLATED BY THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA), INCLUDING THE PLAN OF ARRANGEMENT (AS DEFINED IN THE PSA), SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND FEDERAL LAWS APPLICABLE THEREIN (INCLUDING PROVINCE OF BRITISH COLUMBIA CASE LAW), WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE PROVINCE OF BRITISH COLUMBIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OF THE CREDIT AGREEMENT (OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 OF THE CREDIT AGREEMENT) OR SCHEDULE 1 HERETO, AS APPLICABLE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (1) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (2) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (3) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (4) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.09.

Section 9.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.11 Acknowledgments. Each Obligor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Guaranteed Creditor has any fiduciary relationship with or duty to any Obligor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Obligors, on the one hand, and the Administrative Agent and Guaranteed Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditors or among the Obligors and the Guaranteed Creditors; and

(d) each of the parties hereto specifically agrees that it has a duty to read this Agreement, the Security Instruments and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Instruments and the other Loan Documents; that it has in fact read this Agreement, the Security Instruments and the other Loan Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 9.12 Additional Obligors and Pledgors. Each Restricted Subsidiary of the Borrower or Additional Borrower that is required to become a party hereto pursuant to Sections 2.09 or 8.13 of the Credit Agreement or otherwise desires to become a party hereto (if not already an Obligor hereunder) shall become an Obligor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto and shall thereafter have the same rights, benefits and obligations as an Obligor party hereto on the date hereof. Each Obligor that is required to pledge Equity Interests of its Restricted Subsidiaries pursuant to Section 8.13 of the Credit Agreement shall execute and deliver a Supplement in the form of Annex II hereto, if such Equity Interests were not previously pledged.

Section 9.13 Releases.

(a) Release Upon Payment in Full. Subject to Section 9.05, the grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall remain in full force and effect until the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion) and all of the Commitments are terminated. When the Borrower Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (or all such Letters of Credit shall have been satisfactorily collateralized in the applicable Issuing Bank’s reasonable opinion)

and all of the Commitments are terminated, such security interest shall automatically be released and the Administrative Agent, at the expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Pledgors and declare this Agreement to be of no further force or effect.

(b) Partial Releases. If any of the Collateral or any Equity Interest shall be subject to a Sale permitted under the Credit Agreement or otherwise entitled to be released pursuant to the terms of the Loan Documents (including, without limitation, upon the Parent Guarantor’s election to commence an Investment Grade Rating Period), then the Administrative Agent, at the request and sole expense of such Pledgor, shall promptly execute and deliver to such Pledgor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral and the Equity Interests of the Issuer thereof. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event such Guarantor ceases (or contemporarily with such release will cease) to be a Subsidiary of the Parent Guarantor as a result of a transaction or series of transactions permitted by the Credit Agreement or is otherwise entitled to be released pursuant to the terms of the Loan Documents (including, without limitation, upon the Parent Guarantor’s election to commence an Investment Grade Rating Period); provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request of a Responsible Officer of the Borrower for release identifying the relevant Guarantor and stating that such release is permitted by the Credit Agreement and the other Loan Documents. Without limiting the foregoing, the Liens hereunder on Properties subject to Sales permitted under the Credit Agreement from time to time shall automatically be released upon such Sales without the necessity of any further action by any party.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the Guaranteed Creditors hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrative Agent and the Guaranteed Creditors shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations except for (i) the Swap Agreements which shall be payable upon the terms of such Swap Agreements, (ii) contingent obligations not yet due, and (iii) amounts owed or other obligations under Treasury Management Agreements with respect to which satisfactory collateral has been posted, in the full amount then outstanding or until such subsequent time as is provided in Section 9.13.

Section 9.14 Acceptance. Each Obligor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the Guaranteed Creditors being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

Section 9.15 Guarantor Senior Indebtedness. The Borrower, the Obligors, the Administrative Agent and the Lenders acknowledge and agree that the Borrower Obligations hereunder constitute “Senior Debt” and “Designated Senior Debt,” in each case, under and as defined in the Indentures pursuant to which the Senior Notes have been issued.

Section 9.16 Amendment and Restatement. This Agreement amends and restates and is given in substitution for, but not in satisfaction of the Existing Guaranty Agreement; provided that nothing contained in this Agreement shall limit or affect the liens and security interests heretofore granted, pledged and/or assigned to the Administrative Agent under the Existing Guaranty Agreement except as otherwise provided in the Credit Agreement.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Guaranty and Collateral Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	WHITING OIL AND GAS CORPORATION

	By:	/s/ Michael J. Stevens
	Name:	Michael J. Stevens
	Title:	Vice President and Chief Financial Officer

GUARANTORS:	WHITING PETROLEUM CORPORATION

	By:	/s/ Michael J. Stevens
	Name:	Michael J. Stevens
	Title:	Vice President and Chief Financial Officer

KODIAK OIL & GAS CORP.

	By:	/s/ Michael J. Stevens
	Name:	Michael J. Stevens
	Title:	Vice President and Chief Financial Officer

KODIAK OIL & GAS (USA) INC.

	By:	/s/ Michael J. Stevens
	Name:	Michael J. Stevens
	Title:	Vice President and Chief Financial Officer

KODIAK WILLISTON, LLC

	By:	/s/ Michael J. Stevens
	Name:	Michael J. Stevens
	Title:	Vice President and Chief Financial Officer

Signature Page

Amended and Restated Guaranty and Collateral Agreement

WHITING US HOLDING COMPANY

By:	/s/ Michael J. Stevens
Name:	Michael J. Stevens
Title:	Vice President and Chief Financial Officer

Signature Page

Amended and Restated Guaranty and Collateral Agreement

Acknowledged and Agreed to as of the date hereof by:

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Jo Linda Papadakis
	Name:	Jo Linda Papadakis
	Title:	Authorized Officer

Signature Page

Amended and Restated Guaranty and Collateral Agreement

ANNEX I

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [            ], 2014, made by [                    ], a [                    ] (the “Additional Obligor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), the Administrative Agent, Whiting Petroleum Corporation, a Delaware corporation, as parent guarantor, the other agents, and the Lenders have entered into a Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Obligor) have entered into the Amended and Restated Guaranty and Collateral Agreement, dated as of December 8, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Pledge Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditors;

WHEREAS, the Additional Obligor desires or is required pursuant to the terms of the Credit Agreement to become a party to the Guaranty and Pledge Agreement; and

WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty and Pledge Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Pledge Agreement. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 9.12 of the Guaranty and Pledge Agreement, hereby becomes a party to the Guaranty and Pledge Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder and expressly grants to the Administrative Agent, for the benefit of the Guaranteed Creditors, a security interest in all Collateral owned by such Additional Obligor and required to be pledged by it pursuant to the terms of the Credit Agreement to secure all of such Additional Obligor’s obligations and liabilities thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 4 to the Guaranty and Pledge Agreement. The Additional Obligor hereby represents and warrants on the date hereof and solely with respect to such Additional Obligor that each of the representations and warranties contained in Article IV of the Guaranty and Pledge Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date.

2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex I - 1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]

By:
Name:
Title:

Annex I - 2

ANNEX II

SUPPLEMENT

SUPPLEMENT, dated as of the [            ], 201[    ], made by [                    ], a [                    ] (the “Additional Pledgor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), the Administrative Agent, Whiting Petroleum Corporation, a Delaware corporation, as parent guarantor, the other agents, and the Lenders have entered into a Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Pledgor) have entered into the Amended and Restated Guaranty and Collateral Agreement, dated as of December 8, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Pledge Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditors;

WHEREAS, the Additional Pledgor desires or is required pursuant to the terms of the Credit Agreement to pledge the Equity Interests described hereto on Schedule 2-S; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplement in order to pledge such Equity Interests;

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Pledge Agreement. By executing and delivering this Supplement, the Additional Pledgor, as provided in Section 9.12 of the Guaranty and Pledge Agreement, hereby becomes a party to the Guaranty and Pledge Agreement as an Obligor thereunder (if not already a party thereto as an Obligor thereunder) with the same force and effect as if originally named as an Obligor therein, and without limiting the generality of the foregoing, hereby pledges and grants a security interest in (a) the Equity Interests described or referred to in Schedule 2-S and (b) (i) the certificates or instruments, if any, representing such Equity Interests, (ii) all dividends (cash, Equity Interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and Property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, (iii) all replacements, additions to and substitutions for any of the Property referred to in this paragraph, including, without limitation, claims against third parties, (iv) the proceeds, interest, profits and other income of or on any of the Property referred to in this paragraph, (v) all security entitlements in respect of any of the foregoing, if any, and (vi) all proceeds of any of the foregoing (collectively, the “Collateral”). Upon execution of this Supplement, such Equity Interests will constitute “Pledged Securities” for purposes of the Guaranty and Pledge Agreement with the same force and effect as if originally listed on Schedule 2 thereto and, without limiting the generality of the foregoing, the Additional Pledgor hereby expressly assumes all obligations and liabilities of a Pledgor thereunder and expressly grants to the Administrative Agent, for the benefit of the Guaranteed Creditors, a security interest in all Collateral owned by such Additional Pledgor and required to be pledged by it pursuant to the terms of the Credit Agreement to secure all of its obligations and liabilities thereunder. The

Annex II - 1

information set forth in Schedule 2-S hereto is hereby added to the information set forth in Schedule 2 to the Guaranty and Pledge Agreement. The Additional Pledgor hereby represents and warrants on the date hereof and solely with respect to such Additional Pledgor that each of the representations and warranties contained in Article IV of the Guaranty and Pledge Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Supplement) as if made on and as of such date, except to the extent such representations and warranties relate to an earlier date.

2. Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Annex II - 2

ANNEX III

SUPPLEMENTAL PLEDGE AGREEMENT

This SUPPLEMENTAL PLEDGE AGREEMENT (this “Agreement”) dated as of the [            ], 201[    ], made by [                    ], a [                    ] (the “Issuer”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) parties to the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), Whiting Petroleum Corporation, a Delaware corporation, as parent guarantor, the Administrative Agent, the other agents, and the Lenders have entered into a Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates have entered into the Amended and Restated Guaranty and Collateral Agreement, dated as of December 8, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Pledge Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditors;

WHEREAS, to induce the Administrative Agent and the Lenders to enter into and make credit extensions to the Borrower, the Guaranty and Pledge Agreement requires a Pledgor, pursuant to the terms of Section 5.03(a) of the Guaranty and Pledge Agreement, to designate such additional Equity Interests as Pledged Securities and grant a security interest in such additional Equity Interests to the Administrative Agent for the ratable benefit of the Guaranteed Creditors.

WHEREAS, the Pledgor has issued additional Equity Interests and, pursuant to the Guaranty and Pledge Agreement, agrees to execute and deliver this Supplemental Pledge Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Defined Terms. Each capitalized term used herein, but not otherwise defined herein has the meaning given such term in the Guaranty and Pledge Agreement.

2. Pledge of Equity Interests. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Pledgor hereby pledges to the Administrative Agent, and hereby grants to the Administrative Agent, a security interest in the Additional Equity Interests.

For purposes of this Agreement, “Additional Equity Interests” means (a) the Equity Interests described or referred to in Annex 1-A hereto (or in the case of any Issuer that is a Foreign Subsidiary or FSHCO, not less than and no more than sixty six percent (66%) of all the issued and outstanding shares of all classes of the Equity Interests of such Foreign Subsidiary or FSHCO); (b) the certificates or instruments, if any, representing such Additional Equity Interests; (c) all dividends (cash, Equity Interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and Property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests; (d) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties; (e) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition and; (f) all security entitlements in respect of any of the foregoing, if any.

Annex III - 1

3. Supplement to Guarantee and Pledge Agreement. The information set forth in Annex 1-A hereto describing the Additional Equity Interests is hereby added to the information set forth in Schedule 2 to the Guarantee and Pledge Agreement.

4. Representations and Warranties. The Pledgor hereby represents and warrants that, as to the Additional Equity Interests, on the date hereof each of the representations and warranties contained in Article IV of the Guarantee and Pledge Agreement is true and correct in all material respects on the date hereof (after giving effect to this Supplemental Pledge Agreement) as if made on and as of such date, unless such representations and warranties are expressly limited to an earlier date.

5. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of New York and shall be deemed a Loan Document as such term is defined in the Credit Agreement.

6. Loan Document. This Agreement is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

[SIGNATURES BEGIN NEXT PAGE]

Annex III - 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PLEDGOR:	[ ]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Annex III - 3

SCHEDULE 1

NOTICE ADDRESSES OF OBLIGORS

Whiting Oil and Gas Corporation

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Whiting Petroleum Corporation

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Whiting US Holding Company

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Kodiak Oil & Gas Corp.

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Kodiak Oil & Gas (USA) Inc.

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Kodiak Williston, LLC

1700 Broadway Street Suite 2300

Denver, Colorado 80290

Attention:	Michael J. Stevens
E-mail:	Mike.Stevens@whiting.com

Schedule 1 - 1

SCHEDULE 2

DESCRIPTION OF PLEDGED SECURITIES

Owner	Issuer	Percentage Owned	Percentage Pledged	Class of Stock	No. of Shares	Certificate No.
Whiting Petroleum Corporation	Whiting Oil and Gas Corporation	100%	100%	Common	1000	14104
Whiting Petroleum Corporation	Whiting US Holding Company	100%	100%	Common	1	1
Whiting Petroleum Corporation	Kodiak Oil & Gas Corp.	100%	100%	Common	268,623,497	1
Kodiak Oil & Gas Corp.	Kodiak Oil & Gas (USA) Inc.	100%	100%	Common	458.8172768 168.8603179 136	C-002 C-003 C-006
Kodiak Oil & Gas (USA) Inc.	Kodiak Williston, LLC	100%	100%	LLC Interests	N/A	N/A

Schedule 2 - 1

SCHEDULE 3

FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS

1.	Financing Statement Amendment with respect to the Amended and Restated Guaranty and Collateral Agreement dated as of December 8, 2014 among the Borrower, the Parent Guarantor, and the other Obligors party thereto in favor of the Administrative Agent, filed in their respective jurisdictions:

(a) Borrower (Delaware).

(b) Parent Guarantor (Delaware).

2.	Financing Statement (or the equivalent) with respect to the Amended and Restated Guaranty and Collateral Agreement dated as of December 8, 2014 among the Borrower, the Parent Guarantor, and the other Obligors party thereto in favor of the Administrative Agent, filed in their respective jurisdictions:

(a) Kodiak Oil & Gas Corp. (a British Columbia, Canada entity with filings to be made in Washington, D.C. and Colorado)

(b) Kodiak Oil & Gas (USA) Inc. (Colorado)

(c) Kodiak Williston, LLC. (Delaware)

(d) Whiting US Holding Company (Delaware)

Schedule 3 - 1

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Whiting Oil and Gas Corporation

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Jurisdiction of organization: Delaware

Organizational number: 2015285

Taxpayer identification number: 84-0918829

Location of chief executive office or sole place of business over the last five years:

1700 Broadway Street, Suite 2300, Denver, Colorado 80290

Whiting Petroleum Corporation

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Jurisdiction of organization: Delaware

Organizational number: 3683458

Taxpayer identification number: 20-0098515

Location of chief executive office or sole place of business over the last five years:

1700 Broadway Street, Suite 2300, Denver, Colorado 80290

Whiting US Holding Company

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Jurisdiction of organization: Delaware

Organizational number: 5615449

Taxpayer identification number: 47-2452900

Location of chief executive office or sole place of business over the last five years:

1700 Broadway Street, Suite 2300, Denver, Colorado 80290

Kodiak Oil & Gas Corp.

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Jurisdiction of organization: British Columbia, Canada

Organizational number: 20061166885

Taxpayer identification number: N/A

Location of chief executive office or sole place of business over the last five years:

1625 Broadway Street, Suite 250, Denver, Colorado 80202

Kodiak Oil & Gas (USA) Inc.

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Jurisdiction of organization: Colorado

Organizational number: 20031303362

Taxpayer identification number: 57-1191218

Location of chief executive office or sole place of business over the last five years:

1625 Broadway Street, Suite 250, Denver, Colorado 80202

Kodiak Williston, LLC

Address: 1700 Broadway Street, Suite 2300, Denver, Colorado 80290

All other names and trade names used in the last five years: N/A

Schedule 4 - 1

Jurisdiction of organization: Delaware

Organizational number: 5358589

Taxpayer identification number: 46-3105147

Location of chief executive office or sole place of business over the last five years:

1625 Broadway Street, Suite 250, Denver, Colorado 80202

Schedule 4 - 2